UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 22, 2003

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

As previously announced, Redback Networks Inc. (“Redback”) has proposed a financial restructuring. The terms and conditions of the financial restructuring, which include an out-of-court recapitalization plan and an in-court prepackaged plan of reorganization, are set forth in two Registration Statements on Form S-4 filed by Redback (File Nos. 333-107714 and 333-108170), both of which were declared effective by the SEC on October 10, 2003.

Redback commenced an offer to exchange shares of its common stock for all of its outstanding 5% Convertible Subordinated Notes due 2007 in connection with its proposed out-of-court recapitalization plan. The exchange offer will expire at 12:00 midnight, New York City time, on October 30, 2003, unless extended. The terms and conditions of the exchange offer and other important information are contained in Redback’s Prospectus/Disclosure Statement dated October 10, 2003 (the “Noteholder Prospectus”). Separately, Redback has mailed a Proxy/Prospectus/Disclosure Statement dated October 10, 2003 to its stockholders (the “Stockholder Prospectus”) in connection with a special meeting to be held on October 30, 2003 to approve certain matters related to the proposed financial restructuring.

Commitment Letter for Senior Secured Credit Facility

On October 22, 2003, Redback Networks Inc., or Redback, announced that it had entered into a commitment letter (the “Commitment Letter”) with an affiliate of Cerberus Partners, L.P., Ableco Finance LLC (“Ableco”), pursuant to which Ableco committed to provide Redback with a Senior Secured Credit Facility for up to $30 million (the “Credit Facility”). The proceeds of the Credit Facility, if completed, would be used for, among other things, Redback’s ongoing working capital requirements and general corporate purposes. Execution of the Credit Facility is subject to a number of conditions precedent, including, but not limited to, completion of a due diligence investigation satisfactory to Ableco and the negotiation, preparation and execution of definitive documentation. The proposed conditions to closing are described in more detail below.

The Credit Facility would be available to Redback in connection with the completion of its out-of-court recapitalization plan or its in-court prepackaged plan of reorganization, in each case as described in both the Noteholder Prospectus and the Stockholder Prospectus, or another in-court plan of reorganization.

Redback and Ableco have not executed definitive agreements for the Credit Facility and Ableco will not have any obligation to provide any financing to Redback unless and until definitive agreements have been negotiated, prepared and executed. The terms of the Credit Facility described in this Current Report are not final, may change, and are subject to the execution of definitive agreements. Although Redback believes it will be able to obtain financing under the Credit Facility on substantially the terms described in this Current Report, Redback cannot give assurances that the Credit Facility will be completed or that Redback will be able to borrow the amounts contemplated thereunder, or any other amount.

Maximum Amount. Advances under the Credit Facility would not exceed $30 million, or a lesser amount calculated pursuant to a predetermined formula to be included in the definitive documents which includes either Redback’s accounts receivable and inventory levels or collections with respect to accounts receivable. In addition, Redback would be entitled to request that

Ableco issue guarantees of payment with respect to bank issued letters of credit in amounts not to exceed an aggregate of $16 million at any one time outstanding. The aggregate amount of any such letters of credit would be reserved against the maximum amount available for borrowing under the Credit Facility.

Interest. Advances outstanding under the Credit Facility would bear interest at JPMorgan Chase Bank’s prime rate plus 3.5% per year. The default interest rate would be 2% higher than the rate otherwise applicable to advances.

Fees and Expenses. Redback would be required to pay $600,000 in fees on the closing date of the Credit Facility, and would be charged an additional fee equal to 3.5% per year of the undrawn amount on all outstanding letters of credit. Redback would also be required to pay a loan servicing fee to Ableco of $75,000 per quarter from and after the closing date up to the date on which the Credit Facility is paid in full, and an unused line fee in an amount equal to 0.50% per year of the unused portion of the Credit Facility.

In addition, Redback would be obligated to pay Ableco’s fees and expenses incurred in connection with the Commitment Letter and Credit Facility. Redback has paid Ableco an expense deposit of $100,000, which will be applied to any expenses incurred by Ableco in connection with the Credit Facility.

Indemnification. Under the Commitment Letter, Redback is obligated to indemnify Ableco and certain associated parties from certain liabilities relating to the Commitment Letter and the transactions contemplated by the Credit Facility.

Term. If the Credit Facility is entered into in connection with the out-of-court recapitalization plan, it would expire one year from the closing date of the Credit Facility, which is anticipated to be October 31, 2003. If the Credit Facility is entered into in connection with an in-court plan of reorganization, including Redback’s proposed prepackaged plan of reorganization, it would expire on the earlier of one year after the closing of the Credit Facility or the effective date of a confirmed plan of reorganization. If the Credit Facility is entered into in connection with an in-court plan of reorganization, the anticipated closing date would be on or after the Bankruptcy Court has entered an interim order approving the Credit Facility, but in any event no later than December 15, 2003.

Additionally, if Redback files a plan of reorganization, Ableco has agreed to provide Redback with an exit financing facility on substantially the same terms as the terms of the Credit Facility, provided that there is no event of default under the Credit Facility as of the effective date of such plan, and assuming that such plan is satisfactory to Ableco. Redback would be required to pay Ableco an additional fee in connection with this exit facility equal to 1% of the maximum credit amount thereunder.

Guarantors. It is contemplated that Redback’s domestic subsidiaries would be guarantors under the Credit Facility.

Collateral. If the Credit Facility is entered into in connection with the out-of-court recapitalization plan, all of Redback’s obligations under the Credit Facility would, subject to permitted liens specified in the definitive agreements, be secured by a first-priority security interest in all now owned or hereafter acquired assets and property of Redback and its domestic subsidiaries, and stock of certain of Redback’s subsidiaries.

If the Credit Facility is entered into in connection with an in-court plan of reorganization, all of Redback’s obligations under the Credit Facility would be entitled to super-priority in bankruptcy, subject to the payment of certain professional fees. In addition, all of Redback’s obligations under the Credit Facility would, subject to certain exceptions, be secured under bankruptcy law by a security interest in all now owned or hereafter acquired assets and property of Redback and its domestic subsidiaries, and stock of certain of Redback’s subsidiaries.

Covenants. Redback would be subject to financial covenants and reporting requirements that would be included in the definitive agreements for the Credit Facility. It is also contemplated that the definitive agreements would include other affirmative and negative covenants as may reasonably be deemed appropriate by Ableco, including but not limited to a covenant requiring the sum of unused availability under the Credit Facility and Redback’s unrestricted cash and cash equivalents to be at least $5,000,000 at all times.

Events of Default. If the Credit Facility is entered into in connection with the out-of-court recapitalization plan, it would contain events of default deemed appropriate by Ableco. If the Credit Facility is entered into in connection with an in-court plan of reorganization, it would contain events of default to be specified and included in the definitive agreements, including certain events of default related to the occurrence of certain events in connection with a plan of reorganization.

Prepayment. Redback would have the option to prepay and terminate the Credit Facility prior to the specified maturity date, subject to payment of a fee equal to 0.5% of the average monthly amount of the borrowing base, calculated pursuant to a predetermined formula, during the period of time from the closing date through the date of prepayment. In addition, Redback would be obligated to prepay the Credit Facility and make a corresponding reduction on the amount available under the Credit Facility with the net cash proceeds from certain tax refunds, extraordinary transactions and securities issuances to the extent such proceeds exceeded $3,500,000 during any fiscal year.

Conditions to Closing. It is currently contemplated that the conditions precedent to the closing of the Credit Facility would include, without limitation:

•	satisfactory completion of Ableco’s business due diligence review;

•	execution of a guaranty by each of Redback’s domestic subsidiaries relating to the repayment obligations of Redback under the Credit Facility;

•	no material adverse change in the financial, business or collateral condition of Redback shall have occurred since September 30, 2003;

•	on the closing date for the Credit Facility, Redback shall have at least $28 million in unused availability and unrestricted cash and cash equivalents, after giving effect to certain obligations;

•	preparation and execution of definitive legal documentation to reflect the transactions contemplated by the Credit Facility;

•	completion of the out-of-court recapitalization plan or entry of an interim order by the Bankruptcy Court that approves the Credit Facility, as applicable;

•	no event of default shall exist under the definitive agreements;

•	the receipt of any required third party consents; and

•	other customary closing conditions, including delivery of legal opinions and good standing certificates.

If the Credit Facility is entered into in connection with an in-court plan of reorganization, the Credit Facility will also be subject to the condition subsequent to closing that the Bankruptcy Court enter a final order within 45 days after entry of the interim order referred to above which, among other things, approves and grants the super-priority status of the Credit Facility.

Nasdaq Listing Status

On October 22, 2003, Redback announced that on October 15, 2003 it received a decision from the Nasdaq’s Listing Qualifications Panel that allows Redback to remain listed on the Nasdaq National Market until at least November 4, 2003, at which time Redback must submit evidence of stockholder approval of its proposed approximately 73.39:1 reverse stock split. If Redback secures stockholder approval of reverse stock split by November 4, it will be given a further exception until December 12, 2003, to effect the split and demonstrate a closing bid price of at least $1.00 per share. Redback must maintain a bid price above $1.00 per share for at least ten consecutive trading days, at which time it will have regained compliance with the Nasdaq National Market’s continued listing requirements. As previously announced, Redback has scheduled a meeting of its stockholders for October 30, 2003, to vote on certain matters relating to the out-of-court recapitalization plan, including the reverse stock split.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) The following exhibits are filed with this Current Report:

99.1	Press Release dated October 22, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: October 22, 2003	By:	/s/ THOMAS L. CRONAN III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer